[ADVANTEST LOGO]
                              Advantest Corporation
                      Business Report for Fiscal Year 2003
                     (April 1, 2003 through March 31, 2004)

                                [Cover graphics]

To Our Shareholders
--------------------------------------------------------------------------------

     Let us report on the business results of Advantest (the "Company") on a consolidated basis during fiscal year 2003 (April 1, 2003 through March 31, 2004).

     During fiscal year 2003, business conditions affecting the Company were generally very favorable due to an increase in capital expenditures in the semiconductor manufacturing industry, as stimulated by increased demand for digital consumer products including digital cameras and DVD recorders, decreased volatility of DRAM prices, and improved demand for personal computers. In this environment, the Company made concentrated efforts to increase incoming orders and expand sales through the timely introduction of new products. The Company and its subsidiaries combined forces in a drive towards improving profitability by shortening production time and improving production efficiency, in part through a reorganization of its manufacturing operations implemented on July 1, 2003 to consolidate certain of its manufacturing subsidiaries under Advantest Manufacturing, Inc., as well as continuing its efforts from the previous fiscal year to reduce fixed costs.

     As a result, the Company returned to profit as incoming orders increased by 105.9% to (Y)208.9 billion and net sales increased by 78.2% to (Y)174.2 billion, each as compared with the previous fiscal year, while achieving net income before income taxes of (Y)28.8 billion and net income of (Y)17.3 billion. Overseas sales as a percentage of total sales was 66.7%, as compared to 60.2% in the previous fiscal year.

     Dividends were approved at the 62nd General Shareholders' Meeting. A year-end dividend of (Y)25 per share, which, together with the interim dividend of (Y)15 per share, amounted to a fiscal year total of (Y)40 per share (as compared with (Y)30 per share in the previous fiscal year).

     With respect to business conditions in the upcoming fiscal year, the Company expects a continued increase in demand for digital consumer devices as well as a strong increase in semiconductor demand in light of the recovery of the personal computer market and the expansion of the third-generation mobile phone market. In addition, the Company expects an increase in capital expenditures by semiconductor manufacturers resulting from investments relating to 300mm wafers and the transition to the next generation of memory devices. Notwithstanding the existence of certain factors that may have a negative impact, such as the strengthening of the Yen and the prospects for continued economic recovery, the Company expects the business environment to improve in general.

     In order to capture the expected increases in demand, the Company plans to implement a number of measures aimed at furthering profitability, including plans to increase sales through the timely introduction of new products that meet market needs, as well as its continued efforts to shorten time-to-delivery through improvements in manufacturing efficiency. The Company is focused on improving operating results through establishing an operating structure that responds timely to market changes, promoting fast development of key future technologies and providing timely customer solutions under the concept of "GETsolution".*1

     To achieve these objectives, the Company strives to further strengthen its product development operations and improve production efficiency by selectively focusing on certain businesses, while strengthening its overseas operations in the U.S., Europe and Asia. In connection with the reclassification of its business segments, as described below, of the Company's business in fiscal year 2004, the Company plans to reclassify its two reportable segments of "Automated Test Equipment" and "Measuring Instruments" into the following three new segments: "Semiconductor and Component Test System", "Mechatronics System" and "Services, Support and Others". The Company has undertaken a fundamental review of its business segments, and made the decision to reclassify its business segments by selectively focusing on certain of its existing businesses, that center on the act of "measurement" which is the basic pillar of the Company's business.

     Fiscal year 2004 marks the Company's 50th anniversary and is the last fiscal year of a company-wide initiative called "Initiative21" which the Company launched in October 2001. This initiative seeks to promote new ideas and improvement strategies at all levels of the Company, in such divisions ranging from sales, development and manufacturing to maintenance and administration, with an aim toward strengthening the Company's competitiveness. The Company expects to achieve further growth and fulfill its social mission by having each employee take the initiative to tackle new issues.

     Further, the Company seeks to achieve better transparency and strengthen its corporate branding by focusing on the importance of corporate social responsibilities, enhancing its disclosure process and compliance system, and addressing environmental as well as human rights issues.

     We look forward to your continued support and guidance.

                                                                 June 2004


                  [Picture of Hiroshi Oura and Toshio Maruyama]

                       Hiroshi Oura                     Toshio Maruyama
             (Chairman of the Board and CEO)    (Representative Board Director,
                                                President of Corporate Executive
                                                       Officers and COO)

*1 GETsolution (Globally Enabled Total solution) is the Company's service business designed to provide a set of comprehensive solutions to deal with issues ranging from design to delivery of semiconductors.

Business Results by Segment
--------------------------------------------------------------------------------

 Automated Test Equipment Segment

     Flash memory testers in the memory tester market performed strongly both domestically and overseas. In addition, DRAM testers experienced solid sales, particularly with respect to new models such as the T5593 high-speed memory tester for next generation DDR memory and general purpose high-speed memory testers, that generated a high level of purchase inquiries both domestically and overseas.

     In the SoC (System-on-a-chip) and application specific semiconductor tester market, testers for SoC used in mobile phones and digital consumer devices and testers for LCD driver ICs continued their strong sales from the previous fiscal year particularly in Japan and in Taiwan. In addition, the Company has introduced new products aiming at the CCD and in-car device market. The Company has also launched the T2000 series, a new-concept tester based on OPENSTAR(TM), *2 which recorded strong sales in the North American market.

     As a result, incoming orders in the automated test equipment segment increased by 118.9% to (Y)195.4 billion while net sales of the segment increased by 89.4% to (Y)160.8 billion, each as compared with the previous fiscal year. Overseas sales as a percentage of total sales in the automated test equipment segment was 70.2%, as compared to 65.4% in the previous fiscal year.

                    [Picture of the Memory test system T5724]
                       [Picture of the Test system T2000]

*2 OPENSTAR(TM) - The open architecture standard published by the Semiconductor Test Consortium, Inc.

Measuring Instruments Segment

     Business conditions continued to be severe due to delays in the recovery of demand in the general communications market, despite certain markets in wireless communications, such as the wireless LAN market, performing well. In this segment, despite efforts to introduce new products based on the WMT*3 platform, including a high-performance signal analyzer for next generation mobile communication, full-fledged recovery was not seen in sales or profits.

     Incoming orders in the measuring instruments segment increased by 10.8% to
(Y)13.4 billion while net sales of the segment increased by 4.2% to (Y)13.3 billion, each as compared with the previous fiscal year. Overseas sales as a percentage of total sales in the measuring instruments segment was 25.2%, as compared to 25.8% in the previous fiscal year. In addition, the measuring instruments segment has faced operating deficits in the two preceding fiscal years and, despite the Company's restructuring efforts, did not return to profitability in the current fiscal year, with any such prospects for the foreseeable future. Therefore, the Company made a determination to recognize an impairment loss on the fixed assets of this segment in the aggregate amount of
(Y)3.0 billion, which was included in operating expenses of this fiscal year.

                     [Picture of the signal analyzer R3681]

*3 WMT (Wizard of Module Test) is a common platform proprietarily developed by Advantest for measuring instruments.

Summary of Consolidated Results (U.S. GAAP)
-----------------------------------------------------------------

   -----------------------------------------------------------------------------------------
                                        FY2000         FY2001         FY2002         FY2003
   -----------------------------------------------------------------------------------------
                                                    (in millions of Yen)
   Incoming orders                     262,485         65,465        101,487        208,961
   -----------------------------------------------------------------------------------------
                                                    (in millions of Yen)
   Net sales                           276,512         95,244         97,740        174,218
    Automated test equipment           241,499         74,206         84,910        160,855
    Measuring instruments               35,013         21,038         12,830         13,363
    Overseas portion of net            197,863         57,496         58,867        116,228
    sales
   Operating income (loss)              84,905       (37,105)       (16,743)         30,960
   Net income (loss)                    53,121       (23,906)       (12,994)         17,329
   -----------------------------------------------------------------------------------------
                                                          (in Yen)
   Net income (loss) per share          534.44       (240.38)       (131.99)         176.37
   -----------------------------------------------------------------------------------------
                                                   (in millions of Yen)
   Total assets                        407,431        307,562        281,224        330,808
   Stockholders' equity                267,929        240,716        210,663        221,768
   -----------------------------------------------------------------------------------------
                                                          (in Yen)
   Stockholders' equity per           2,695.15       2,420.28       2,144.23       2,256.59
   share
   -----------------------------------------------------------------------------------------

* "Net income (loss) per share" was calculated based on the average number of issued shares (excluding treasury stock) during the period.
   "Stockholders' equity per share" was calculated based on the number of issued shares (excluding treasury stock) as of the end of the period.


         [Charts illustrating information presented in the above table]

Consolidated Financial Statements (U.S. GAAP)
--------------------------------------------------------------------------------


|   Balance Sheets

    -----------------------------------------------------------------------------------------------------

                                                             FY2002                    FY2003
                                                        (as of March 31,       (as of March 31, 2004)
                                                              2003)
    -----------------------------------------------------------------------------------------------------
                                                                     (in millions of Yen)
                       (Assets)
     Current assets                                                 182,015                      255,762
      Cash and cash equivalents                                      87,338                      101,146
      Trade accounts receivable, less allowance                      42,921                       76,133
         for doubtful accounts
      Inventories                                                    34,995                       49,423
      Deferred tax assets                                            13,875                       24,223
      Other current assets                                            2,886                        4,837
     Investment securities                                            6,928                        7,952
     Property, plant and equipment, net                              55,431                       50,516
     Deferred tax assets                                             27,827                        9,599
     Intangible assets                                                5,291                        3,756
     Other assets                                                     3,732                        3,223

    -----------------------------------------------------------------------------------------------------
                     Total assets                                   281,244                      330,808
    -----------------------------------------------------------------------------------------------------

    -----------------------------------------------------------------------------------------------------
                    (Liabilities)                                    (in millions of Yen)
     Current liabilities                                             28,398                       66,611
      Current installments of long-term debt                          2,243                        4,543
      Trade accounts payable                                         10,787                       38,214
      Accrued expenses                                                6,443                        8,939
      Other current liabilities                                       8,925                       14,915
     Long-term debt, excluding current installments                  24,626                       20,083
     Accrued pension and severance cost                              14,219                       18,348
     Other long-term liabilities                                      3,006                        3,411
     Total liabilities                                               70,249                      108,453
    -----------------------------------------------------------------------------------------------------
                 (Minority interests)

     Minority interests                                                312                           587
    -----------------------------------------------------------------------------------------------------
                (Stockholders' equity)
     Common stock                                                    32,363                       32,363
     Capital surplus                                                 32,973                       32,973
     Retained earnings                                              162,547                      177,404
     Accumulated other comprehensive income (loss)                  (4,055)                      (8,061)
     Treasury stock                                                (13,165)                     (12,911)
      Total stockholders' equity                                    210,663                      221,768
    -----------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                   281,224                      330,808
    -----------------------------------------------------------------------------------------------------


|   Capital expenditures, Depreciation and amortization
    ----------------------------------------------------------------------------
                                               FY2002                   FY2003
    ----------------------------------------------------------------------------
                                            (in millions of Yen)
     Capital expenditures                       7,564                    5,621
     Depreciation and amortization             10,942                    9,328
    ----------------------------------------------------------------------------


|   Statements of Income
    ----------------------------------------------------------------------------
                                                FY2002                   FY2003
    ----------------------------------------------------------------------------
                                                   (in millions of Yen)
     Net sales                                  97,740                  174,218
    ----------------------------------------------------------------------------
     Cost of sales                              56,551                   85,513
     Research and development expenses          23,615                   21,637
     Selling, general and administrative        34,317                   36,108
     expenses
     Operating income (loss)                  (16,743)                   30,960
    ----------------------------------------------------------------------------
     Other income (expense)                    (1,945)                  (2,082)
     Income (loss) before income taxes        (18,688)                   28,878
    ----------------------------------------------------------------------------
     Income taxes                              (5,694)                   11,549
     Net income (loss)                        (12,994)                   17,329
    ----------------------------------------------------------------------------

|    Statements of Cash Flows
     --------------------------------------------------- ----------- -----------
                                                             FY2002      FY2003
     --------------------------------------------------- -----------------------
                                                            (in millions of Yen)
     Net cash provided by operating activities                4,967      28,215
     Net cash used in investing activities                  (8,419)     (5,070)
     Net cash used in financing activities                 (14,488)     (6,376)
     Net effect of exchange rate changes on cash and          (654)     (2,961)
     cash equivalents
     --------------------------------------------------- ----------- -----------
     Net change in cash and cash equivalents               (18,594)      13,808
     --------------------------------------------------- ----------- -----------
     Cash and cash equivalents at beginning of year         105,932      87,338
     --------------------------------------------------- ----------- -----------
     Cash and cash equivalents at end of year                87,338     101,146
     --------------------------------------------------- ----------- -----------


|  Consolidated Subsidiaries

     -----------------------------------------------------------------------
     40 subsidiaries (23 in Japan and 17 overseas)
     -----------------------------------------------------------------------
     Advantest Laboratories Ltd.
     Advantest Customer Support Corporation
     Advanmechatec Co., Ltd.
     Advantest Manufacturing, Inc.
     Japan Engineering Co., Ltd.
     Advantest Finance Inc.
     Advantest America Corporation (Holding Co.)
     Advantest America, Inc.
     Advantest (Europe) GmbH
     Advantest Taiwan Inc.
     Advantest (Singapore) Pte. Ltd.
        and 29 others
     -----------------------------------------------------------------------



Summary of Unconsolidated Results (prepared in accordance with accounting principles generally accepted in Japan)

   --------------------------------- ---------- -------------- -------------- --------------
                                     FY2000         FY2001         FY2002        FY2003
   --------------------------------- ---------- -------------- -------------- --------------
                                                     (in millions of Yen)
   Incoming orders                     221,146         52,267         78,217        172,414
   --------------------------------- ---------- -------------- -------------- --------------
                                                     (in millions of Yen)
   Net sales                           225,309         72,928         76,686        150,558
    Automated test equipment           191,060         52,619         64,656        138,258
    Measuring instruments               34,249         20,308         12,030         12,300
    Export portion of net sales        154,813         38,714         40,570         97,744
   Operating income (loss)              47,802       (39,098)       (18,209)         23,776
   Net income (loss)                    31,820       (19,265)       (11,467)         11,957
   --------------------------------- ---------- -------------- -------------- --------------
                                                            (in Yen)
   Net income (loss) per share          319.08       (193.71)       (116.49)         119.97
   --------------------------------- ---------- -------------- -------------- --------------
                                                            (in Yen)
   Dividends per share                   50.00          40.00          30.00          40.00
   --------------------------------- ---------- -------------- -------------- --------------
                                                      (in millions of Yen)
   Total assets                        354,357        258,544        235,456        277,047
   Stockholders' equity                230,988        204,058        178,253        188,891
   --------------------------------- ---------- -------------- -------------- --------------
                                                            (in Yen)
   Stockholders' equity per share     2,316.01       2,051.71       1,814.36       1,920.33
   --------------------------------- ---------- -------------- -------------- --------------

* "Net income (loss) per share" was calculated based on the average number of issued shares during the period. Treasury stock was excluded from such number beginning in FY2001.
   Beginning FY2002, the Company has adopted the "Accounting Standards Regarding Calculations of Earnings Per Share of the Net Income Per Share" and "Guideline for Accounting Standards Regarding Calculations of Earnings Per Share of the Net Income Per Share".
   "Stockholders' equity per share" was calculated based on the number of issued shares as of the end of the period. Treasury stock was excluded from such number beginning in FY2001.


       [Charts illustrating the information presented in the above table]

Unconsolidated Financial Statements

|   Balance Sheets

    ----------------------------------------------------------------------------
                                           FY2002                   FY2003
                                   (as of March 31, 2003) (as of March 31, 2004)
    ----------------------------------------------------------------------------
                                               (in millions of Yen)
                  (Assets)
     Current assets                         140,656               203,388
      Cash and deposits                      56,949                64,469
      Trade accounts receivables             33,740                72,021
      Inventories                            27,218                35,588
      Other                                  22,747                31,308
     Noncurrent assets                       94,799                73,658
      Property, plant and equipment          44,399                40,054
         Buildings and structures            20,066                17,227
         Machinery and equipment              3,389                 3,252
         Land                                18,133                18,141
         Other                                2,810                 1,433
     Intangible fixed assets                  3,990                 1,884
     Investments and other assets            46,410                31,718
      Investment securities                   4,105                 6,713
      Investment in associated companies     15,512                16,347
     Other                                   26,792                 8,657

    ----------------------------------------------------------------------------
                Total assets                235,456               277,047
    ----------------------------------------------------------------------------

    ----------------------------------------------------------------------------
                                              (in millions of Yen)
                (Liabilities)
     Current liabilities                     21,754                56,504
      Trade accounts payable                 10,371                38,444
      Current installments of bonds           2,200                 4,500
      Other                                   9,182                13,559
     Noncurrent liabilities                  35,447                31,651
      Bonds                                  24,500                20,000
      Long-term borrowings                      125                    82
      Allowance for retirement benefits       8,510                 9,386
      Other                                   2,311                 2,181
              Total liabilities              57,202                88,155
    ----------------------------------------------------------------------------
           (Stockholders' equity)
     Common stock                            32,362                32,362
     Capital surplus                         32,973                32,973
     Retained earnings                      126,187               135,672
     Net unrealized holding gains             (104)                   793
      (losses) on other securities
     Treasury stock                        (13,165)              (12,910)
         Total stockholders' equity         178,253               188,891
    ----------------------------------------------------------------------------
         Total liabilities and              235,456               277,047
         stockholders' equity
    ----------------------------------------------------------------------------
* In accordance with amendments to regulations under the Commercial Code of Japan, certain reclassifications have been made under "Investments and other assets" and "Stockholders' equity".


|   Capital expenditures, Depreciation and amortization

     ---------------------------------------------------------------------------
                                              FY2002                  FY2003
     ---------------------------------------------------------------------------
                                               (in millions of Yen)
     Capital expenditures                          2,601                 2,323
     Depreciation and amortization                 6,598                 5,348
     ---------------------------------------------------------------------------

|   Statements of Income

     ---------------------------------------------------------------------------
                                                     FY2002          FY2003
     ---------------------------------------------------------------------------
                                                      (in millions of Yen)
     Net sales                                              76,686      150,558
     ---------------------------------------------------------------------------
     Cost of sales                                          49,163       86,008
     Selling, general and administrative                    45,732       40,772
      expenses
     Operating income (loss)                              (18,209)       23,776
     ---------------------------------------------------------------------------
     Non-operating income                                    4,307        4,067
     Non-operating expenses                                  5,182        3,811
     Ordinary income (loss)                               (19,084)       24,033
     ---------------------------------------------------------------------------
     Extraordinary loss                                         -         2,996
     Income (loss) before income taxes                    (19,084)       21,036
     ---------------------------------------------------------------------------
     Income taxes                                               43           86
     Income taxes - deferred                               (7,659)        8,993
     Net income (loss)                                    (11,467)       11,957
     ---------------------------------------------------------------------------
     Retained earnings brought forward                       2,595        2,180
     Interim dividend                                        1,965        1,473
     Loss from disposition of treasury stock                     -           16
     Unappropriated retained earnings at end of year             -       12,647
     (Undisposed deficit at end of year)                   (10,837)           -
     ---------------------------------------------------------------------------


|    Appropriation of Retained Earnings

     --------------------------------------------------------------
                                              (in millions of Yen)
     --------------------------------------------------------------

     Unappropriated retained earnings                       12,647

          Earnings will be appropriated as
      follows:
             Dividends ((Y)25 per share)                     2,456

     Directors' bonus                                          150
       Corporate auditors' bonus                                20
       General reserve                                       7,000

     Retained earnings to be carried forward                 3,020
     --------------------------------------------------------------
   * On December 10, 2003, the Company paid an interim dividend of (Y)15 per share to its stockholders.

Domestic (Japan) Operations
--------------------------------------------------------------------------------

       [Map of Branch Offices, Subsidiaries and Service Stations in Japan]

                       [Picture of Gyoda Office]
                       Gyoda-shi, Saitama
                         Gyoda Office
                         Advantest Customer Support Corporation
                         Advanfacilities Co., Ltd.
                         Advantest Technical Information Service Corporation Advantest Analysis Laboratory Ltd.
                         Advantest Staff Resource
                         Advantest Media Service Corporation
                         Advantest Academy
                         Advantest RF Technology Corporation
                         Advantest Manufacturing, Inc.

                         [Picture of Head Office]
                           (Shinjuku-ku, Tokyo)

                     [Picture of Gunma R&D Center]
                       [Picture of Gunma Factory]
                     [Picture of Gunma Factory 2]
                       Ora-gun, Gunma
                         Gunma R&D Center
                         Gunma Factory
                         Gunma Factory 2
                         Advansoft Development Corporation
                         Advantest Logistics Corporation
                         Advantest Manufacturing, Inc.

                     [Picture of Advantest Laboratories]
                       Sendai-shi, Miyagi
                         Advantest Laboratories Ltd.
                         Advantest Tohoku Systems Co., Ltd.

                     [Picture of Kitakyusyu R&D Center]
                        Kitakyusyu-shi, Fukuoka
                          Kitakyusyu R&D Center
                          Advantest Kyusyu Systems Co., Ltd.

                     [Picture of Otone R&D Center]
                        Kitasaitama-gun, Saitama
                          Otone R&D Center
                          Advantest DI Corporation
                          Advanmechatec Co., Ltd.

                     [Picture of Menuma Factory]
                        Osato-gun, Saitama
                          Menuma Factory
                          Advantest Manufacturing, Inc.

                 [Picture of Nerima Office (Registered Office)]
                        Nerima-ku, Tokyo
                          Nerima Office (Registered Office)
                          Advantest Tokyo Systems Co., Ltd.

                        Shinjuku-ku, Tokyo
                          Head Office
                          Advantest Finance Inc.
                          Advantest Information Systems, Inc.

                        Kawasaki-shi, Kanagawa
                          Japan Engineering Co., Ltd.

                    [Picture of Western Japan Office]
                        Suita-shi, Osaka
                          Western Japan Office
                          Advantest Kansai Systems Co., Ltd.





                                                      As of June 2004

Worldwide Operations
--------------------------------------------------------------------------------

                  [Map of Advantest Subsidiaries in the World]

                            England
                              UK Branch (East Kilbride)*


                            Germany
                              Advantest (Europe) GmbH
                              Head Office (Munich)
                              Dresden Support Office (Dresden)*

                      [Picture of Advantest (Europe) GmbH]

                            China
                              Advantest (Suzhou) Co., Ltd.
                              Head Office (Suzhou)
                              Beijing Branch Office (Beijing)
                              Shanghai Branch Office (Shanghai)
                              Advantest Shanghai Co., Ltd. (Shanghai)

                            Korea
                              Advantest Korea Co., Ltd.
                              Head Office (Seoul)
                              Technical Center (Cheonan)
                              Cheonan Factory (Cheonan)
                              Ichon Office (Ichon)

                            Taiwan
                              Advantest Taiwan Inc.
                              Head Office (Hsinchu)
                              Kaohsiung Office (Kaohsiung)
                              Advantest Taiwan Engineering Inc. (Hsinchu)

                            Italy
                              Italy Branch (Milan)*

                            France
                              France Branch (Meylan)*
                              Advantest Europe R&D S.A.R.L. (Courtaboeuf)

                            Portugal
                              Portugal Branch (Vila du Conde)*

                            Philippines
                              Advantest Philippines, Inc. (Muntinlupa City)

                            Singapore
                              Advantest (Singapore) Pte. Ltd. (Singapore)

                            Malaysia
                              Advantest (Malaysia) Sdn. Bhd. (Kuala Lumpur) Advantest Engineering (M) Sdn. Bhd. (Penang)

                   [Picture of Advantest (Singapore) Pte. Ltd.]

                   [Picture of Advantest America Corporation]
                            America
                              Advantest America Corporation (Santa Clara)
                              Advantest America, Inc.
                              Head Office (Santa Clara)
                              Burlington Office (Williston)
                              Portland Office (Portland)
                              Richmond Office (Mechanicsville)
                              Allentown Office (Allentown)
                              Chicago Office (Buffalo Glove)
                              Boise Office (Boise)
                              Austin Office (Austin)
                              Boston Office (Lexington)
                              Folsom Office (Folsom)
                              Advantest America R&D Center, Inc. (Santa Clara) Advantest America Measuring Solutions, Inc. (Edison)

                       *The Branches of Advantest (Europe) GmbH  As of June 2004

Corporate Overview

   Registered name             ADVANTEST CORPORATION
   Registered office           1-32-1 Asahi-cho, Nerima-ku, Tokyo
   Head office                 Shinjuku NS Building
                               2-4-1 Nishi-Shinjuku, Shinjuku-ku
                               Tokyo, JAPAN 163-0880
                               (03) 3342-7500
   Date registered             December 2, 1954
   Number of employees         3,544 (consolidated)
   (as of March 31, 2004)      1,450 (unconsolidated)
                               * Employee numbers above do not include temporary
                               employees
   Listed stock exchanges      Tokyo Stock Exchange, First Section (Code: 6857)
                               New York Stock Exchange (Ticker Symbol: ATE)

Directors, Corporate Auditors and Executive Officers (as of June 25, 2004)


  Directors and Corporate Auditors

    Chairman of the Board and CEO           Hiroshi Oura
    Vice Chairman of the Board              Shinpei Takeshita
    Representative Board Director           Toshio Maruyama
    Director                                Kiyoshi Miyasaka
    Director                                Junji Nishiura
    Director                                Hiroji Agata
    Director                                Hitoshi Owada
    Director                                Takashi Tokuno
    Standing Corporate Auditor              Noboru Yamaguchi
    Standing Corporate Auditor              Tadahiko Hirano
    Corporate Auditor                       Takashi Takaya
    Corporate Auditor                       Kuniaki Suzuki


  Executive Officers

    President of Corporate                  Toshio Maruyama
    Executive Officers and COO
    Senior Executive Officer                Kiyoshi Miyasaka
    Senior Executive Officer                Junji Nishiura
    Senior Executive Officer                Hiroji Agata
    Managing Executive Officer              Hitoshi Owada
    Managing Executive Officer              Takashi Tokuno
    Managing Executive Officer              Kenichi Mitsuoka
    Managing Executive Officer              Norihito Kotani
    Managing Executive Officer              Yuri Morita
    Managing Executive Officer              Jiro Katoh
    Executive Officer                       Takao Tadokoro
    Executive Officer                       Hiroyasu Sawai
    Executive Officer                       Hiroshi Tsukahara
    Executive Officer                       Masao Shimizu
    Executive Officer                       Masao Araki
    Executive Officer                       Yoshiaki Furuse
    Executive Officer                       Yuichi Kurita
    Executive Officer                       Yoshiro Yagi
    Executive Officer                       Hideaki Imada
    Executive Officer                       Shinichiro Umeda



Major Shareholders (as of March 31, 2004)
--------------------------------------------------------------------------------

  --------------------------------------------------------------------------------------------
                    Name of shareholder                     Number of shares   Percentage in
                                                             (in thousands)    voting rights
  --------------------------------------------------------------------------------------------
   Mizuho Trust & Banking Co., Ltd. (retirement benefit         16,023            16.33%
    trust (Fujitsu account))
   The Master Trust Bank of Japan, Ltd. (trust account)          8,716              8.88
   Japan Trustee Services Bank, Ltd. (trust account)             8,042              8.19
   Fujitsu Limited                                               4,047              4.12
   Barclays Bank PLC Sub-Account Barclays
    Capital Securities                                           2,164              2.20
   The Dai-ichi Mutual Life Insurance Company                    1,724              1.75
   Shinsei Bank, Limited                                         1,627              1.65
   BNP Paribas Securities (Japan) Ltd.                           1,584              1.61
   Fukoku Mutual Life Insurance Company                          1,546              1.57
   Credit Suisse First Boston Securities (Japan) Limited         1,399              1.42

1. 1,507 thousand treasury shares held by the Company have not been included in the table above.
2. Mizuho Trust & Banking Co., Ltd. holds 16,023 thousand shares of common stock referred above as the trustee of a retirement benefit plan of Fujitsu Limited, and exercises its voting rights pursuant to instructions given by Fujitsu Limited.

Share Data (as of March 31, 2004)
--------------------------------------------------------------------------------
    Total number of authorized shares--------------------------------220,000,000
    Total number of issued shares------------------------------------99,783,385
    Number of shareholders-----------------------------------------------33,112

    Shareholders by Category


               Category            Number of     Number of shares    Percentage
                                  shareholders    (in thousands)
   ----------------------------------------------------------------------------
   Financial institutions and                 178              52,451      52.5
   securities firms
   Foreign nationals and entities             445              28,241      28.3
   Other individual investors              32,076              10,236      10.3
   Other corporate investors                  413               8,852       8.9

Guide to Common Stock
------------------------------------------------------------------------
   End of fiscal year                 March 31 of each year
   General meeting of shareholders    June of each year
   Record date for determining        March 31 of each year (in the case
    eligibility to receive dividends  of interim dividends, if paid,
    payment                           September 30)
   Newspaper for public notices       Nihon Keizai Shimbun
                                      Web site to view Advantest's
                                      balance sheets and income
                                      statements:
                                      http://www.advantest.co.jp/j/ir/index.html

   Share handling agent               Tokyo Securities Transfer Agent Co., Ltd.
                                      Head Office

   Transfer agent for common stock    New Maru Building 7th floor
                                      1-5-1 Marunouchi, Chiyoda-ku
                                      Tokyo, JAPAN 100-0005
                                      (0120) 49-7009 [toll-free], (03) 3212-4611
                                      As of July 20, the address of the
                                      transfer agent will be as follows.
                                      The telephone numbers will remain
                                      the same.
                                      Tougin Building 3rd floor
                                      1-4-2 Marunouchi, Chiyoda-ku
                                      Tokyo, JAPAN 100-0005

                                      (Share handling offices)
                                      Offices or agents of the above share
                                      handling agent, head office and branches of Mizuho Investors Securities Co., Ltd.

   Number of shares per unit          100 shares




     Requests for Repurchase by Advantest of Shares Constituting Less Than A Full Unit/ Requests to Purchase Additional Shares from Advantest to Constitute a Full Unit


     Any such requests shall be made to the transfer agent stated above. However, requests to purchase additional shares from Advantest are temporarily suspended during the 12 business days before, and including, March 31 and September 30 of each year. Advantest may establish other periods in which the handling of requests to purchase additional shares from Advantest will be temporarily suspended.





     Registration of Loss of Share Certificates


     In case of loss of share certificates, shareholders may perform procedures for registration of lost share certificates through the transfer agent stated above. Upon registration of loss of share certificates, the serial number and other information of the lost share certificates will be available for public viewing on the registry of lost share certificates. In the event that no objection against such registration is filed within one year, or that the registration is not cancelled by the shareholder within one year, such share certificates shall be cancelled and the shareholder may have new share certificates issued. The fee for registering loss of share certificates is (Y)10,000 in addition to (Y)500 per lost share certificates.





     Related inquiries shall be directed to the above transfer agent.







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